Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Second Quarter 2016 Financial Results;
Declares Quarterly Dividend
Indiana, PA, July 27, 2016 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the second quarter of 2016.
Second Quarter 2016 Highlights
Profitability

•	The efficiency ratio improved to 57.1%, driven by lower operational expenses and higher revenue;

•	Loans experienced solid growth from the prior quarter of 4.2% on an annualized basis;

•	Deposits grew from the prior quarter at an annualized rate of 8.6%;

•	The net interest margin remained relatively stable at 3.27%; and

•	Noninterest income grew by 13.2% from the prior quarter.
Net Income

•	Second quarter net income was $12.0 million, or $0.14 diluted earnings per share. Net income was impacted by the following items:

◦	Net interest income increased by $0.3 million to $50.0 million as compared to the prior quarter, primarily as a result of strong commercial loan growth;

◦	Noninterest income increased by $1.8 million, driven by mortgage gain on sale income and commercial swap income;

◦	Noninterest expense of $37.4 million decreased $0.7 million from the previous quarter and is now at the lowest level since the fourth quarter of 2007; and

◦	Provision for credit losses totaled $10.4 million, an increase of $3.8 million from the previous quarter, primarily due to a $7.5 million specific reserve set aside against an energy-related credit.

“While the additional credit expense due to the ongoing downturn in the energy sector is disappointing, we are pleased with the progression in our second quarter results, as evidenced by growth in loans and deposits and an efficiency ratio below 60%,” stated T. Michael Price, President and Chief Executive Officer.  “The acquisition of 13 branches in Ohio that we are announcing today is also encouraging, and should improve our financial performance. We must, however, continue to keep our shoulder to the wheel to organically grow revenue while at the same time improving credit costs and keeping operating expenses under control.”

Financial Summary

(dollars in thousands,	For the Three Months Ended			For the Six Months Ended
except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Net income	$12,007	$12,473	$13,447	$24,480	$27,668
Diluted earnings per share	$0.14	$0.14	$0.15	$0.28	$0.31
Return on average assets	0.72%	0.76%	0.85%	0.74%	0.88%
Return on average common equity	6.53%	6.87%	7.57%	6.70%	7.80%
Efficiency ratio (1)	57.06%	60.10%	63.96%	58.56%	64.08%
Core efficiency ratio (1)	57.24%	59.53%	63.25%	58.37%	63.04%
Net interest margin (FTE)	3.27%	3.29%	3.26%	3.28%	3.30%
(1) See Supplemental Information - Definitions and reconciliation of non-GAAP financial measures

Financial Results Summary
For the three months ended June 30, 2016, net income was $12.0 million, or $0.14 diluted earnings per share, compared to net income of $12.5 million, or $0.14 diluted earnings per share, in the first quarter of 2016 and net income of $13.4 million, or $0.15 diluted earnings per share, in the second quarter of 2015. The decrease in net income compared to the first quarter of 2016 was driven by a $3.8 million increase in provision for credit losses, offset by a $1.8 million increase in noninterest income and a decrease of $0.7 million in noninterest expense from the first quarter of 2016. The decrease in net income compared to the second quarter of 2015 was primarily driven by an increase of $7.3 million in the provision for credit losses and a decrease in noninterest income of $0.8 million, offset by an increase of $2.8 million in net interest income and a decrease of $3.2 million in noninterest expense.

For the six months ended June 30, 2016, net income was $24.5 million, or $0.28 diluted earnings per share, compared to net income of $27.7 million, or $0.31 diluted earnings per share, for the comparable period in 2015. The decrease in net income compared to 2015 was primarily the result of a $12.7 million increase in the provision for credit losses and a decrease in noninterest income, excluding net securities gains, of $1.2 million, offset by an increase of $4.6 million in net interest income and a decrease in noninterest expense of $4.9 million.

For the six months ended June 30, 2016, return on average assets and return on average equity were 0.74% and 6.70%, respectively, as compared to 0.88% and 7.80% in the first half of 2015. Return on average tangible common equity was 8.7% in the first half of 2016, as compared to 10.1% for the first half of 2015.

Net Interest Income and Net Interest Margin
Second quarter 2016 net interest income, on a fully taxable-equivalent basis, increased by $0.3 million to $50.0 million compared to the first quarter of 2016. The increase from the prior quarter was primarily the result of strong commercial loan growth. The yield on interest-earning assets and funding costs remained relatively stable during the quarter. A $77.9 million increase in average interest-earning assets contributed to the improvement in net interest income.

As compared to the second quarter of 2015, net interest income, on a fully taxable-equivalent basis, increased by $2.8 million, driven largely by a $347.4 million, or 6.0%, increase in average interest-earning assets. The net interest margin of 3.27% in the second quarter of 2016 was one basis point higher than in the second quarter of 2015. The increase came despite a seven basis point increase in funding costs that more than offset a six basis point increase in the yield on interest-earning assets between the periods, and benefited from an increase of $92.0 million in average non-interest bearing deposits.
For the six months ended June 30, 2016, net interest income, on a fully taxable-equivalent basis, increased $4.6 million to $99.8 million as compared to the same period of 2015. The increase in net interest income was a result of a $303.0 million increase in average interest-earning assets and a two basis point increase in the yield on interest-earning assets, offset by a five basis point increase in funding costs.
Total deposits grew by $92.9 million in the second quarter of 2016, or 8.6% annualized. Average deposits increased $131.6 million in the second quarter of 2016 from the prior quarter. Average deposits increased $110.0 million from the year-ago quarter, which includes the addition of $89.9 million in deposits acquired as part of the First Community acquisition. The year over year comparison is driven by decreases of $46.5 million in time deposits and $69.7 million in brokered deposits, offset by $134.2 million of core deposit growth in savings deposits and $92.0 million of core deposit growth in noninterest-bearing deposits.
Average short-term borrowings decreased $55.6 million from the prior quarter as deposit growth outpaced loan growth in the second quarter, but increased $243.0 million over the year-ago period, partly due to the aforementioned runoff in time and brokered deposits compared to a year ago. Average noninterest-bearing demand deposits increased $40.9 million as compared to the prior quarter and increased $92.0 million from the year-ago quarter, due in part to the addition of $11.6 million related to the First Community acquisition.
Noninterest-bearing demand deposits currently comprise 25.9% of total deposits. Average interest-bearing demand and savings deposits increased $107.0 million from the prior quarter and $134.2 million from the year-ago period, which includes the addition of $36.1 million related to the First Community acquisition.
Credit Quality
The provision for credit losses totaled $10.4 million for the quarter ended June 30, 2016, an increase of $3.8 million as compared to the prior quarter and an increase of $7.3 million from the same quarter last year. The second quarter 2016 provision for credit losses included a $7.5 million specific reserve for a credit related to the manufacturing of safety products for the mining industry.
At June 30, 2016, nonperforming loans were $64.4 million, an increase of $2.6 million from March 31, 2016 and an increase of $19.3 million from June 30, 2015. The increase from the first quarter of 2016 was related to the aforementioned commercial credit placed into nonperforming status in the second quarter of 2016. Nonperforming loans as a percentage of total loans were 1.33%, 1.29% and 1.00% for the periods ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

During the second quarter of 2016, net charge-offs were $5.8 million, compared to $2.1 million in the prior quarter and $4.4 million in the second quarter of 2015. Of the $5.8 million in net charge-offs in the second quarter, $3.3 million represented charge-offs of previously established reserves.
The allowance for credit losses was $59.8 million at June 30, 2016, and as a percentage of total loans outstanding was 1.24%, 1.15% and 1.01% for June 30, 2016, March 31, 2016 and June 30, 2015, respectively. General reserves as a percentage of non-impaired loans were 0.93%, 0.88% and 0.98% for June 30, 2016, March 31, 2016 and June 30, 2015, respectively.
Other real estate owned (OREO) acquired through foreclosure was $8.6 million at June 30, 2016 and March 31, 2016 and $6.5 million at June 30, 2015. There were no significant additions to OREO in the second quarter of 2016.
Noninterest Income
Noninterest income, excluding net securities gains, increased $1.8 million in the second quarter of 2016 as compared to the prior quarter and decreased $0.8 million compared to the same quarter last year. The increase from the prior quarter is primarily the result of a $0.5 million positive variance from prior quarter in the adjustment for the fair market value of commercial loan interest rate swaps, as well as a $0.3 million increase in swap income, an increase of $0.2 million in card-related interchange income and an increase of $0.2 million from the gain on sale of mortgage loans.
The decrease in noninterest income from the prior-year period of $0.8 million is primarily related to a negative variance of $1.1 million in the adjustment for the fair market value of commercial loan interest rate swaps and a decline of $0.4 million in trust, insurance and retail brokerage commissions, offset by a $0.5 million increase in swap income and a $0.3 million increase in gain on the sale of mortgage loans.
For the six months ended June 30, 2016, noninterest income, excluding net securities gains, decreased $1.2 million, or 3.8%, as compared to the same period of 2015, primarily attributable to a negative variance of $1.9 million in the adjustment for the fair market value of commercial loan interest rate swaps and a decline of $0.8 million in trust, insurance and retail brokerage commissions, offset by a $0.6 million increase in swap income, an increase of $0.6 million from the gain on sale of mortgage loans, an increase of $0.4 million in service charges on deposit accounts, and an increase of $0.2 million in card-related interchange income.
Noninterest Expense
Noninterest expense decreased $0.7 million to $37.4 million in the second quarter of 2016 as compared to the prior quarter and decreased $3.2 million as compared to the second quarter of 2015. Salaries and benefits decreased $1.8 million as compared to the prior quarter primarily due to the realignment of the staffing and capabilities of our consumer banking businesses and from relatively low benefits costs. Also impacting noninterest expense was lower occupancy costs from the prior quarter, offset by higher operational losses, Pennsylvania shares tax expense and the write-down of three OREO properties in the second quarter of 2016.

Noninterest expense decreased $3.2 million in the second quarter of 2016 as compared to the second quarter of 2015, primarily attributable to decreases in salaries and benefits of $2.1 million as compared to the prior year due to the aforementioned realignment of our consumer banking businesses and relatively low benefits costs, decreased collection and repossession expenses, lower write-downs on assets of $1.3 million (primarily due to write-downs of three OREO properties and a loss on the write-down of a building in the second quarter of 2015) and a decline of $0.8 million in the reserve for unfunded loan commitments, included in other operating expenses. These items were offset by higher data processing costs and operational losses during the second quarter of 2016.
For the six months ending June 30, 2016, noninterest expense decreased $4.9 million, or 6.1%, as compared to the same period of 2015, driven by a decline in salaries and benefits of $2.3 million due to the previously mentioned realignment of our consumer businesses and relatively low benefits costs, and a decline of $1.7 million in provision expense associated with the reserve for unfunded loan commitments, included in other operating expenses. The aforementioned lower write-downs on assets of $1.5 million, $0.4 million of decreased collection and repossession expenses and $0.4 million of lower operational losses also contributed to the positive variance. These decreases were offset by higher data processing expense of $0.6 million due to the issuance of chip debit cards during the first six months of 2016.
Full time equivalent staff declined to 1,168 at June 30, 2016 from 1,216 and 1,289 at March 31, 2016 and June 30, 2015, respectively. The decrease is primarily attributable to staff reductions as a result of the realignment of our consumer banking businesses, offset by the recent expansion of mortgage and commercial banking businesses in our Ohio market.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income on a fully taxable equivalent basis plus total noninterest income, excluding net securities gains), was 57.06% and 58.56% for the three and six months ended June 30, 2016 as compared to 63.96% and 64.08% for the three and six months ended June 30, 2015. The core efficiency ratio, which excludes securities gains and losses, amortization of intangible assets and other nonrecurring items, was 57.24% and 58.37% for the three and six months ended June 30, 2016 as compared to 63.25% and 63.04% for the three and six months ended June 30, 2015. The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including a reconciliation of the core efficiency ratio.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share, which is payable on August 19, 2016 to shareholders of record as of August 8, 2016. This dividend represents a 3.0% projected annual yield utilizing the July 26, 2016 closing market price of $9.49.
On January 27, 2016, First Commonwealth’s Board of Directors authorized an additional $25.0 million common stock repurchase program, under which the corporation repurchased 45,612 shares at an average price of $8.44 per share in the first six months of 2016, totaling $0.4 million. This repurchase program was suspended in July as a result of the acquisition of 13 branches in Ohio which management believes represents a better use of capital for shareholders.
First Commonwealth’s capital ratios for Total, Tier I, Leverage and Common Equity Tier I at June 30, 2016 were 12.2%, 11.1%, 9.8% and 9.9%, respectively. Our current capital levels meet the fully-phased in Basel III capital requirements issued by the U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the second quarter 2016 on Wednesday, July 27, 2016 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-844-792-3645 or through the company’s web page, http://www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 109 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national and international economic conditions and the impact they may have on First Commonwealth and its customers; (2) volatility and disruption in national and international financial markets; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; (4) inflation, interest rate, commodity price, securities market and monetary fluctuations; (5) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth must comply; (6) the soundness of other financial institutions; (7) political instability; (8) impairment of First Commonwealth’s goodwill or other intangible assets; (9) acts of God or of war or terrorism; (10) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (11) changes in consumer spending, borrowings and savings habits; (12) changes in the financial performance and/or condition of First Commonwealth’s borrowers; (13) technological changes; (14) acquisitions and integration of acquired businesses; (15) First Commonwealth’s ability to attract and retain qualified employees; (16) changes in the competitive environment in First Commonwealth’s markets and among banking organizations and other financial service providers; (17) the ability to increase market share and control expenses; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (19) the reliability of First Commonwealth’s vendors, internal control systems or information systems; (20) the costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals; and (21) other risks and uncertainties described in the reports that First Commonwealth files with the Securities and Exchange Commission, including its most recent Annual Report on Form 10‐K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com

###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE) (1)	$50,034	$49,749	$47,205	$99,783	$95,195
Provision for credit losses	10,372	6,526	3,038	16,898	4,197
Noninterest income	15,558	13,715	16,347	29,273	30,538
Noninterest expense	37,410	38,144	40,634	75,554	80,488
Net income	12,007	12,473	13,447	24,480	27,668

Earnings per common share (diluted)	$0.14	$0.14	$0.15	$0.28	$0.31

KEY FINANCIAL RATIOS

Return on average assets	0.72%	0.76%	0.85%	0.74%	0.88%
Return on average shareholders' equity	6.53%	6.87%	7.57%	6.70%	7.80%
Return on average tangible common equity (8)	8.41%	8.88%	9.82%	8.65%	10.10%
Efficiency ratio (2)	57.06%	60.10%	63.96%	58.56%	64.08%
Core efficiency ratio (3)	57.24%	59.53%	63.25%	58.37%	63.04%
Net interest margin (FTE) (1)	3.27%	3.29%	3.26%	3.28%	3.30%

Book value per common share	$8.34	$8.24	$7.99
Tangible book value per common share (7)	6.48	6.38	6.16
Market value per common share	9.20	8.86	9.59
Cash dividends declared per common share	0.07	0.07	0.07	$0.14	$0.14

ASSET QUALITY RATIOS
Nonperforming loans as a percent of end-of-period loans (4)	1.33%	1.29%	1.00%
Nonperforming assets as a percent of total assets (4)	1.09%	1.06%	0.82%
Net charge-offs as a percent of average loans (annualized)	0.48%	0.18%	0.39%
Allowance for credit losses as a percent of nonperforming loans (5)	92.88%	89.33%	106.26%
Allowance for credit losses as a percent of end-of-period loans (5)	1.24%	1.15%	1.01%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	11.0%	10.9%	11.3%
Tangible common equity as a percent of tangible assets (6)	8.8%	8.7%	8.9%
Leverage Ratio	9.8%	9.8%	10.0%
Risk Based Capital - Tier I	11.1%	11.1%	11.5%
Risk Based Capital - Total	12.2%	12.1%	12.4%
Common Equity - Tier I	9.9%	9.9%	10.2%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
INCOME STATEMENT
Interest income	$53,850	$53,353	$50,150	$107,203	$101,235
Interest expense	4,759	4,546	3,780	9,305	7,693
Net Interest Income	49,091	48,807	46,370	97,898	93,542
Taxable equivalent adjustment (1)	943	942	835	1,885	1,653
Net Interest Income (FTE)	50,034	49,749	47,205	99,783	95,195
Provision for credit losses	10,372	6,526	3,038	16,898	4,197
Net Interest Income after Provision for Credit Losses (FTE)	39,662	43,223	44,167	82,885	90,998

Net securities (losses) gains	28	—	20	28	125
Trust income	1,320	1,255	1,476	2,575	2,897
Service charges on deposit accounts	3,845	3,708	3,872	7,553	7,190
Insurance and retail brokerage commissions	1,985	1,959	2,178	3,944	4,373
Income from bank owned life insurance	1,311	1,296	1,378	2,607	2,732
Gain on sale of mortgage loans	932	683	585	1,615	1,024
Gain on sale of other loans and assets	466	195	396	661	620
Card-related interchange income	3,784	3,557	3,729	7,341	7,147
Derivative mark-to-market	(531)	(1,014)	593	(1,545)	363
Swap fee income	800	460	283	1,260	643
Other income	1,618	1,616	1,837	3,234	3,424
Total Noninterest Income	15,558	13,715	16,347	29,273	30,538

Salaries and employee benefits	19,888	21,677	22,001	41,565	43,893
Net occupancy	3,186	3,481	3,316	6,667	7,227
Furniture and equipment	2,882	2,867	2,630	5,749	5,310
Data processing	1,788	1,759	1,509	3,547	2,947
Pennsylvania shares tax	1,092	758	1,110	1,850	1,904
Intangible amortization	114	137	156	251	312
Collection and repossession	474	569	917	1,043	1,428
Other professional fees and services	913	791	945	1,704	1,875
FDIC insurance	1,062	1,038	1,025	2,100	2,084
Litigation and operational losses	635	244	323	879	1,323
Loss on sale or write-down of assets	345	96	1,635	441	1,897
Other operating expenses	5,031	4,727	5,067	9,758	10,288
Total Noninterest Expense	37,410	38,144	40,634	75,554	80,488

Income before Income Taxes	17,810	18,794	19,880	36,604	41,048
Taxable equivalent adjustment (1)	943	942	835	1,885	1,653
Income tax provision	4,860	5,379	5,598	10,239	11,727
Net Income	$12,007	$12,473	$13,447	$24,480	$27,668

Shares Outstanding at End of Period	88,949,995	88,959,315	88,960,268	88,949,995	88,960,268
Average Shares Outstanding Assuming Dilution	88,838,614	88,845,201	88,939,003	88,840,683	89,903,550

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	June 30,	March 31,	June 30,
	2016	2016	2015
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$68,163	$62,141	$64,321
Interest-bearing bank deposits	30,457	11,024	3,120
Securities available for sale, at fair value	913,420	950,795	1,143,072
Securities held to maturity, at amortized cost	405,976	396,444	131,780
Loans held for sale	11,613	5,849	9,817

Loans	4,843,776	4,798,755	4,490,854
Allowance for credit losses	(59,821)	(55,222)	(45,344)
Net loans	4,783,955	4,743,533	4,445,510

Goodwill and other intangibles	165,481	165,594	162,781
Other assets	370,756	363,774	356,327
Total Assets	$6,749,821	$6,699,154	$6,316,728

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,136,629	$1,155,795	$1,068,230

Interest-bearing demand deposits	88,777	92,125	76,865
Savings deposits	2,582,709	2,467,978	2,441,888
Time deposits	586,405	585,757	623,124
Total interest-bearing deposits	3,257,891	3,145,860	3,141,877

Total deposits	4,394,520	4,301,655	4,210,107

Short-term borrowings	1,464,687	1,518,742	1,231,917
Long-term borrowings	81,201	81,342	111,356
Total borrowings	1,545,888	1,600,084	1,343,273

Other liabilities	67,627	64,101	52,142
Shareholders' equity	741,786	733,314	711,206
Total Liabilities and Shareholders' Equity	$6,749,821	$6,699,154	$6,316,728

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended						For the Six Months Ended
	June 30,	Yield/	March 31,	Yield/	June 30,	Yield/	June 30,	Yield/	June 30,	Yield/
	2016	Rate	2016	Rate	2015	Rate	2016	Rate	2015	Rate
NET INTEREST MARGIN

Assets
Loans (FTE)(1)(4)	$4,833,360	3.86%	$4,745,252	3.88%	$4,498,965	3.87%	$4,789,306	3.87%	$4,488,660	3.89%
Securities and interest bearing bank deposits (FTE) (1)	1,321,018	2.54%	1,331,233	2.57%	1,308,016	2.33%	1,326,125	2.56%	1,323,762	2.47%
Total Interest-Earning Assets (FTE) (1)	6,154,378	3.58%	6,076,485	3.59%	5,806,981	3.52%	6,115,431	3.59%	5,812,422	3.57%
Noninterest-earning assets	552,754		541,109		554,175		546,932		547,359
Total Assets	$6,707,132		$6,617,594		$6,361,156		$6,662,363		$6,359,781

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,660,934	0.16%	$2,553,896	0.11%	$2,526,744	0.11%	$2,607,415	0.13%	$2,514,015	0.11%
Time deposits	578,518	0.62%	594,929	0.62%	694,725	0.69%	586,723	0.62%	741,738	0.73%
Short-term borrowings	1,447,452	0.58%	1,503,013	0.60%	1,204,466	0.37%	1,475,233	0.59%	1,172,957	0.36%
Long-term borrowings	81,268	3.62%	81,409	3.57%	122,410	2.57%	81,339	3.59%	134,831	2.38%
Total Interest-Bearing Liabilities	4,768,172	0.40%	4,733,247	0.39%	4,548,345	0.33%	4,750,710	0.39%	4,563,541	0.34%
Noninterest-bearing deposits	1,137,626		1,096,692		1,045,659		1,117,159		1,024,197
Other liabilities	61,821		57,301		55,042		59,561		56,848
Shareholders' equity	739,513		730,354		712,110		734,933		715,195
Total Noninterest-Bearing Funding Sources	1,938,960		1,884,347		1,812,811		1,911,653		1,796,240
Total Liabilities and Shareholders' Equity	$6,707,132		$6,617,594		$6,361,156		$6,662,363		$6,359,781

Net Interest Margin (FTE) (annualized)(1)		3.27%		3.29%		3.26%		3.28%		3.30%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)
	June 30,	March 31,	June 30,
	2016	2016	2015
Loan Portfolio Detail
Commercial Loan Portfolio:
Commercial, financial, agricultural and other	$1,185,062	$1,190,384	$1,098,019
Commercial real estate	1,648,222	1,552,904	1,416,841
Real estate construction	242,132	256,856	125,010
Total Commercial	3,075,416	3,000,144	2,639,870

Consumer Loan Portfolio:
Closed-end mortgages	732,394	745,924	746,554
Home equity lines of credit	466,611	467,038	457,945
Total Real Estate - Consumer	1,199,005	1,212,962	1,204,499

Auto loans	481,887	499,897	559,438
Direct installment	25,160	25,126	26,095
Personal lines of credit	48,358	45,905	43,877
Student loans	13,950	14,721	17,075
Total Other Consumer	569,355	585,649	646,485
Total Consumer Portfolio	1,768,360	1,798,611	1,850,984
Total Portfolio Loans	4,843,776	4,798,755	4,490,854
Loans held for sale	11,613	5,849	9,817
Total Loans	$4,855,389	$4,804,604	$4,500,671

	June 30,	March 31,	June 30,
	2016	2016	2015
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$38,404	$33,470	$21,776
Troubled debt restructured loans held for sale on nonaccrual basis	—	—	2,432
Troubled debt restructured loans on nonaccrual basis	9,672	13,366	8,619
Troubled debt restructured loans on accrual basis	16,332	14,979	12,276
Total Nonperforming Loans	$64,408	$61,815	$45,103
Other real estate owned ("OREO")	8,604	8,636	6,539
Repossessions ("Repos")	291	345	348
Total Nonperforming Assets	$73,303	$70,796	$51,990
Loans past due in excess of 90 days and still accruing	1,384	1,330	1,592
Classified loans	101,998	110,816	79,924
Criticized loans	128,280	142,625	120,506

Nonperforming assets as a percentage of total loans, plus OREO and Repos	1.51%	1.47%	1.16%
Allowance for credit losses	$59,821	$55,222	$45,344

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$4,689	$1,258	$2,702	$5,947	$7,582
Real estate construction	(4)	(223)	(84)	(227)	(84)
Commercial real estate	116	(491)	471	(375)	535
Residential real estate	78	264	341	342	811
Loans to individuals	894	1,308	961	2,202	2,060
Net Charge-offs	$5,773	$2,116	$4,391	$7,889	$10,904

Net charge-offs as a percentage of average loans outstanding (annualized)	0.48%	0.18%	0.39%	0.33%	0.49%
Provision for credit losses as a percentage of net charge-offs	179.66%	308.41%	69.19%	214.20%	38.49%
Provision for credit losses	$10,372	$6,526	$3,038	$16,898	$4,197

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

(3) Core efficiency ratio excludes from total revenue the impact of derivative mark-to-market and excludes from "total noninterest expense" the amortization of intangibles, unfunded commitment expense and any other unusual items deemed by management to not be related to normal operations, such as merger, acquisition and severance costs.

(4) Includes held for sale loans.
(5) Excludes held for sale loans.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Core Efficiency Ratio:
Total Noninterest Expense	$37,410	$38,144	$40,634	$75,554	$80,488
Adjustments to Noninterest Expense:
Unfunded commitment reserve	(540)	(375)	235	(915)	741
Intangible amortization	114	137	156	251	312
Severance	—	—	—	—	—
Merger and acquisition related	—	—	—	—	—
Loss on sale or writedown of assets	—	—	436	—	486
Noninterest Expense - Core	$37,836	$38,382	$39,807	$76,218	$78,949

Net interest income, fully tax equivalent	$50,034	$49,749	$47,205	$99,783	$95,195
Total noninterest income	15,558	13,715	16,347	29,273	30,538
Net securities (losses) gains	28	—	20	28	125
Total Revenue	$65,564	$63,464	$63,532	$129,028	$125,608

Adjustments to Revenue:
Derivative mark-to-market	(531)	(1,014)	593	(1,545)	363
Total Revenue - Core	$66,095	$64,478	$62,939	$130,573	$125,245

(3)Core Efficiency Ratio	57.24%	59.53%	63.25%	58.37%	63.04%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

	June 30,	March 31,	June 30,
	2016	2016	2015
Tangible Equity:
Total shareholders' equity	$741,786	$733,314	$711,206
Less: intangible assets	165,481	165,594	162,781
Tangible Equity	576,305	567,720	548,425
Less: preferred stock	—	—	—
Tangible Common Equity	$576,305	$567,720	$548,425

Tangible Assets:
Total assets	$6,749,821	$6,699,154	$6,316,728
Less: intangible assets	165,481	165,594	162,781
Tangible Assets	$6,584,340	$6,533,560	$6,153,947

(6)Tangible Common Equity as a percentage of Tangible Assets	8.75%	8.69%	8.91%

Shares Outstanding at End of Period	88,949,995	88,959,315	88,960,268
(7)Tangible Book Value Per Common Share	$6.48	$6.38	$6.16

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Average Tangible Equity:
Total shareholders' equity	$739,513	$730,354	$712,110	$734,933	$715,195
Less: intangible assets	165,527	165,666	162,865	165,597	162,942
Tangible Equity	573,986	564,688	549,245	569,336	552,253
Less: preferred stock	—	—	—	—	—
Tangible Common Equity	$573,986	$564,688	$549,245	$569,336	$552,253

(8)Return on Average Tangible Common Equity	8.41%	8.88%	9.82%	8.65%	10.10%

Note: Management believes that it is a standard practice in the banking industry to present these non-GAAP measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.